February 29, 2016

Joe Guido
135 Santa Paula Avenue,
San Francisco, CA 94127

Dear Joe:

In connection with your voluntary resignation from employment yesterday, this letter (the “Agreement”) confirms the agreement between you and Hansen Medical, Inc. (the “Company”) regarding your separation of employment from the Company.

1. Termination Date. The termination of your employment with the Company by voluntary resignation was effective as of February 19, 2016 (the “Termination Date”).

2. Effective Date and Rescission. You have up to 21 days after you received this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you signed this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to the attention of Human Resources at the Company. If you do not revoke this Agreement, the eighth day after the date you signed it will be the “Effective Date,” at which time this Agreement shall become final and binding. Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Acknowledgement of Payment of Wages. As of the Termination Date, you acknowledge that the Company has paid you all of your salary (less all applicable withholding taxes and other deductions) earned through the Termination Date, all of your accrued but unused vacation time, accrued but unused floater days, and reimbursement for your contribution (if any) into the employee stock purchase plan. Within thirty days of your Termination Date, you agree to submit any additional expense reimbursement requests to the Company, and the Company will reimburse all such authorized expenditures that conform to the expense reimbursement policy. You further acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. COBRA. Your health insurance benefits will continue through February 29, 2016. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form.

5. Severance Pay. Although you otherwise would not have been entitled to receive any severance pay from the Company, if you sign this Agreement and do not revoke it as provided in paragraph 2 above, the Company will make a lump sum severance payment to you of $68,404.92, less all applicable withholding taxes, after the Effective Date. This amount is equal to three months of your current base salary.

6. Release of All Claims. In consideration for the severance benefits set forth in Sections 4 and 5 above, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, sexual orientation, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises thereafter, including (without limitation) a claim for breach of this Agreement.

7. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

8. Covenant Not to Sue. To the fullest extent permitted by law, at no time subsequent to the Effective Date will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releases, which is based in whole or in part on any matter released by this Agreement. Nothing in this section shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9. Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company that you signed on March 19, 2012, a copy of which is attached as Exhibit A, as well as the 2006 Equity Incentive Plan and any option award agreements, exercise notices, vesting requirements, and terms and conditions relating thereto. Per the terms of that Plan and those agreements, all outstanding equity-based compensation awards that are unvested as of the Termination Date, including all unvested stock options, restricted stock units and performance stock unit awards, shall terminate as of the Termination Date without any payment with respect thereto, and all outstanding stock options that are vested as of the Termination Date shall remain exercisable in accordance with the terms of the applicable option award agreement. Except as expressly provided above or elsewhere in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

10. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

11. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

12. Non-disparagement. You and the Company agree that neither party will ever make any negative or disparaging statements (orally or in writing) about the other (and with respect to the Company, this includes statements about the Company, its stockholders, directors, officers, employees, products, services or business practices), except as required by law. Nothing contained in this paragraph or any other provision of this Agreement shall prevent either party from i) testifying truthfully before any court, agency, or body, or reporting possible violations of law or regulation to any governmental regulatory agency or regulatory body, or ii) engaging in concerted activity protected by the National Labor Relations Act or other applicable law or regulation.

13. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to taxing authorities, or to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

14. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

16. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HANSEN MEDICAL, INC.

By: /s/ Cary G. Vance
Name: Cary G. Vance
Title: President & Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Joe Guido—

Signature of Joe Guido

Dated: March 1, 2016

Attachments

Exhibit A: Proprietary Information and Inventions Agreement